Exhibit 99.1
Vestin Realty Mortgage II, Inc.
Announces Share Repurchase Authorization

Las Vegas, Nevada - March 23, 2007 - Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB), a real estate investment trust (“REIT”), announced today that its Board of Directors has authorized the repurchase of up to $10 million worth of the Company’s common stock. Depending upon market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions.

The Company is not obligated to purchase any shares. Subject to applicable securities laws, including SEC Rule 10b-18, repurchases may be made at such times and in such amounts as the Company's management deems appropriate. The share repurchase program may be discontinued or terminated at any time and the Company has not established a date for completion of the share repurchase program. The repurchases will be financed from the Company's available cash.

Vestin Realty Mortgage II, Inc. has approximately 38.8 million shares of common stock outstanding.

About Vestin Mortgage Realty II, Inc.

Vestin Realty Mortgage II, Inc. invests in short-term loans secured by mortgages on commercial properties. As of December 31, 2006, Vestin Realty Mortgage II, Inc. had assets of over $300 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Realty Mortgage II, Inc.
Investor Relations
702-921-5540